TBS International plc Reports Second Quarter and Six Months 2011 Financial Results

DUBLIN, IRELAND – August 8, 2011 – TBS International plc (NASDAQ: TBSI) announced today its financial and operating results for the second quarter and six months ended June 30, 2011.

Second Quarter and Six Months 2011 Highlights:

Metric	Q2 2011	Q2 2010	6M 2011	6M 2010

Revenue (thousands)	$97,134	$111,240	$186,961	$211,309
Net loss attributable to TBS International plc (thousands)	$(14,441)	$(9,677)	$(31,108)	$(17,520)
Net loss per ordinary share (basic and diluted)	$(0.48)	$(0.32)	$(1.02)	$(0.59)
Weighted average ordinary shares outstanding (basic and diluted)	30,451,341	29,973,420	30,433,962	29,930,634
EBITDA (thousands) (1)	$13,409	$22,232	$24,750	$45,478
Drydock days	83	110	270	183

Freight Voyages	Q2 2011	Q2 2010	6M 2011	6M 2010
Average daily voyage TCE	$11,156	$14,463	$11,155	$14,491
Freight voyage days	2,890	2,556	5,649	5,360
Revenue tons carried for all cargoes (thousands)	3,048	2,374	5,884	5,048
Average freight rate for all cargoes	$24.89	$29.76	$24.70	$28.72
Average freight rate for other than aggregate cargoes	$48.88	$56.46	$49.30	$54.54

Time Charter Out Voyages
Average daily time charter TCE	$11,721	$18,532	$11,875	$17,587
Time charter days	1,691	1,838	3,181	3,175

(1)	EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Reconciliations-EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to Net Loss.

Management Commentary:

Joseph E. Royce, Chairman, Chief Executive Officer and President stated: “TBS’ financial results for the second quarter and first six months of 2011 were negatively affected by three major macroeconomic factors:
•	continued deliveries of new build vessels in all drybulk categories, which is increasing capacity as it outpaces scrapping of tonnage;
•	downward pressure on dry cargo freight rates; and
•	the high cost of transportation fuel, which we have not been able to pass on to our customers because of the downward pressure on freight rates.

“So far in the third quarter of 2011, we see the same macroeconomic factors continuing:
•	deliveries of additional new build dry cargo vessels;
•
continuing downward pressure on dry cargo freight rates, with the Baltic Dry Index (or “BDI”) at 1,264 on August 8, 2011, compared to 1,344 on May 9, 2011.  Correspondingly, the Baltic Handysize Index (or “BHSI”) was 657 on August 8, 2011, compared to 789 on May 9, 2011; and

•	although the quoted price for a barrel of oil has come down in the past two weeks, the reduction in the price of bunkers has been at a much slower rate.

“Reflecting the continuous downturn in the BDI and the lack of improvement in the TBS operating results, we are in discussions with our lenders about our liquidity requirements. We have retained the services of Lazard Freres to assist TBS in this process and to address the liquidity requirements of the Company.”

Ferdinand V. Lepere, Senior Executive Vice President and Chief Financial Officer, commented: “TBS’ results for the second quarter 2011 reflect the continuing downward pressure on dry cargo freight and charter rates. During the second quarter, revenues decreased by 12.7%, compared to the same period in 2010, primarily due to a 40.5% decrease in charter hire rates.

“As at June 30, 2011, we were in compliance with all amended financial covenants relating to our bank debt. During the second quarter, we modified these agreements to reduce the minimum consolidated interest charge coverage ratio for the quarter ended June 30, 2011 and for the quarters ending through December 31, 2011 from 3.35 to 1.00 to 2.50 to 1.00. In addition, the modifications increased the maximum consolidated leverage ratio for the same periods from 4.00 to 1.00 to 5.10 to 1.00 and reduced the minimum cash requirement from $15.0 million to $10.0 million. Beginning in 2012, the financial covenant requirements revert back to the levels set in our January 2011 credit agreement amendments.

“TBS will need to raise additional funds to facilitate principal repayments due September 30, 2011, and to remain in compliance with the minimum cash liquidity covenant.  Absent the ability to raise additional capital and a significant near-term improvement in freight and charter rates, we will need to enter into further modifications or waivers to the financial covenants. Our inability to meet any of the covenants, or to obtain waivers of such future covenant violations, continues to raise substantial doubt about the TBS’s ability to continue as a going concern.  As a result, in compliance with US GAAP, we have classified the entire amount of debt outstanding as a current liability in the consolidated balance sheet at June 30, 2011.

“At the end of the second quarter 2011, our net debt to capitalization ratio was 55%, and our cash balance was approximately $13.1 million.  During the first half of 2011, we made $10.9 million of scheduled debt principal payments, and received proceeds of $10.8 million from offerings of our preference shares.

“In May 2011, we took delivery of the M/V Maya Princess, the final delivery in the series of six ‘Roymar Class’ 34,000 dwt multipurpose tweendecker vessels, and successfully concluded our newbuilding program, which we initiated in March 2007. The addition of these six multipurpose retractable tweendecker vessels to our fleet is a significant milestone in the execution of our business plan to modernize and expand our fleet.

“During the second quarter 2011, we continued our drydocking program and drydocked five vessels, including two vessels which entered into drydock during the first quarter of 2011, for a total of 83 days.”

Second Quarter 2011 Results:
For the second quarter ended June 30, 2011, total revenues were $97.1 million, a decrease of $14.1 million, or 12.7%, compared to $111.2 million for the same period in 2010. Net loss for the second quarter 2011 was $14.4 million, after loss attributable to non-controlling interests, which is an increase of $4.7 million compared to $9.7 million loss for the same period in 2010.  Loss per share on a basic and diluted basis were $0.48 in the second quarter of 2011, calculated based on 30,451,341 shares, compared to a loss of $0.32 for the second quarter of 2010, calculated based on 29,973,420 shares.

EBITDA, which is a non-GAAP measure, decreased to $13.4 million for the quarter ended June 30, 2011 from $22.2 million in 2010. Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements in this press release for a reconciliation of EBITDA to net loss.

Revenues:
Total revenues for the second quarter of 2011 were $97.1 million and include voyage revenues of $75.9 million, time charter revenues of $20.6 million and logistics and other revenues of $0.6 million.

An average of 50 vessels (excluding off-hire) were operated during the second quarter 2011 compared to 48 vessels (excluding off-hire) during the same period in 2010.

Voyage Revenues:
Voyage revenues for the quarter ended June 30, 2011 were $75.9 million, an increase of $5.3 million or 7.5% from $70.6 million for the same period in 2010.

Total cargo volume (including aggregates) increased 674,000 tons or 28.4% to 3,048,000 tons for the quarter ended June 30, 2011, from 2,374,000 tons for the same period in 2010. This increase is mainly attributable to the increase in aggregates, bulk cargo and fertilizers transported during the three months ended June 30, 2011. Non-aggregate revenue tons carried increased by 213,000 tons for second quarter 2011 whereas aggregate revenue tons carried increased by 461,000 tons for second quarter 2011 as compared to second quarter 2010.

Average freight rates for all cargoes decreased $4.87 per ton, or 16.4%, to $24.89 per ton for the three months ended June 30, 2011, as compared to $29.76 per ton in 2010. Average freight rates for aggregate cargoes increased $0.01 per ton, or 0.1%, to $6.78 per ton for the three months ended June 30, 2011, as compared to $6.77 per ton in 2010. Average freight rates for non-aggregate cargoes decreased $7.58 per ton, or 13.4%, to $48.88 per ton for second quarter 2011, as compared to $56.46 per ton in second quarter 2010.

Average Daily Voyage Time Charter Equivalent, which is an industry standard metric reflecting the daily net earnings of a voyage after deducting all voyage expenses from voyage revenues, was $11,156 per day for the second quarter of 2011, a decrease of 22.9% from $14,463 per day during the second quarter of 2010.

Time Charter Revenues:
Time charter revenues decreased by $17.0 million, or 45.2%, to $20.6 million for the quarter ended June 30, 2011 from $37.6 million for the quarter ended June 30, 2010. The decrease was primarily due to lower average charter hire rates, which decreased $8,293 per day to $12,196 for the three months ended June 30, 2011 from $20,489 in 2010.

Average Daily Time Charter Equivalent, which is an industry standard metric reflecting time charter-out revenues during the period reduced by commissions, was $11,721 per day for the second quarter of 2011, a decrease of $6,811 from $18,532 per day during the same period in 2010.

Expenses:
Total operating expenses for the quarter ended June 30, 2011 decreased by $10.8 million or 9.3% to $104.8 million from $115.6 million for the same period in 2010.

Voyage expenses, which include fuel costs, commissions, port call charges, stevedoring and other cargo-related expense increased by $5.3 million or 14.3% to $42.6 million for the quarter ended June 30, 2011. The rise was primarily due to increase in fuel expense, port call expense, and stevedore and other cargo-related expense, offset partly by a decrease in commission and miscellaneous voyage expense.

Vessel expenses, which consist of operating expenses relating to owned and controlled vessels, such as crewing, stores, repairs and maintenance, insurance and charter hire fees for vessels that are chartered-in, decreased by $0.2 million, or 0.7%, to $31.4 million for the second quarter 2011 as compared to the second quarter of 2010. Owned vessel expense for the three months ended June 30, 2011 were $25.4 million, a decrease of $3.3 million, or 11.6%, versus 2010. The decrease in vessel operating expense was principally due to cost cutting measures. The average operating expense day rate for the 52 non-Brazilian flagged vessels in the fleet of $4,874 per day for the three months ending June 30, 2011 compared to $5,830 per day in 2010.

Depreciation and amortization for three months ended June 30, 2011 decreased by $5.6 million, or 21.8%, to $20.1 million compared to $25.7 million for three months ended June 30, 2011. The decrease was due lower vessel depreciable values resulting from a $201.7 million impairment charge recorded at December 31, 2010.

General and administrative expenses for the three months ended June 30, 2011 decreased by $3.7 million or 26.1% to $10.4 million, primarily due lower compensation costs. Compensation costs for the three months ended June 30, 2010 included stock based compensation costs of $3.3 million for shares awarded as a noncash bonus to employees. No similar share grant was made in 2011.

Interest expense increased by $1.5 million, or 24.2%, to $7.7 million for the three months ended June 30, 2011 from $6.2 million for the same period in 2010. The increase was due to the inclusion of interest on borrowings related to three new ships that was previously capitalized while the ships were under construction.

Results for the Six Months ended June 30, 2011:
For the six months ended June 30, 2011, total revenues were $187.0 million, a decrease of 11.5% compared to the $211.3 million for the same period 2010. Net loss for the six months 2011 was $31.1 million, after loss attributable to the non-controlling interests, an increase of 77.7% compared to $17.5 million loss for the same period 2010. Loss per share on a basic and diluted basis were $1.02 for the six months ended June 30, 2011, calculated based on 30,433,962 shares, compared to a loss of $0.59 for the same period of 2010, calculated based on 29,930,634 shares.

EBITDA, which is a non-GAAP measure, decreased to $24.7 million for the six months ended June 30, 2011 from $45.5 million in 2010. Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to net loss.

An average of 49 vessels (excluding off-hire) were operated during the six months 2011 compared to 47 vessels (excluding off-hire) during the same period of 2010.

Total revenues of $187.0 million for the six months 2011 include voyage revenues of $145.3 million, time charter revenues of $39.8 million and logistic and other revenues of $1.9 million.

Financial Covenant Modification:
As previously announced, on April 18, 2011, the Company and its various lender groups agreed to modify certain financial covenants through December 31, 2011. Pursuant to these modifications, the minimum consolidated interest charges coverage ratio has been reduced for the fiscal quarters ending June 30, 2011 through December 31, 2011 from 3.35 to 1.00 to 2.50 to 1.00. In addition, the modifications increased the maximum consolidated leverage ratio for the same periods from 4.00 to 1.00 to 5.10 to 1.00, and reduced the minimum cash requirement from $15 million to $10 million for the period July 1, 2011 to December 31, 2011. After December 31, 2011, financial covenant requirements will revert back to the levels set in the January 28, 2011 credit agreement amendments.

Rights Offering:
In May 2011, we conducted a rights offering, which entitled holders of the Company’s Class A and Class B ordinary shares to one non-transferable subscription right to purchase the Company’s Series A Preference Shares for each ordinary share held on the record date for the rights offering. As an integral component of the rights offering, certain shareholders who also are members of management were to act as standby purchasers and purchase up to 70,000 Series A Preference Shares. The Series A Preference Shares are identical to the Series B Preference Shares described above, except that the Series A Preference Shares are convertible only into Series A ordinary shares at an initial conversion rate of 50 Class A ordinary shares per Series A Preference Share and the Series B Preference Shares are convertible only into Class B ordinary shares at an initial conversion rate of 25 Class B ordinary shares per Series B Preference Share.

On May 31, 2011, the rights offering concluded and, upon exercise of 826,000 subscription rights, TBS issued 8,260 Series A Preference Shares for aggregate consideration of $0.8 million. In addition, the Management Shareholders purchased 70,000 Series A preference Shares for aggregate consideration of $7.0 million.

During the first half of 2011, TBS received aggregate proceeds of $10.8 million from the offerings of Series A and B preference Shares.

Fleet Expansion and Newbuilding Program:
TBS successfully concluded its newbuilding program in the second quarter of 2011 when it took delivery of the last of six newbuilt Roymar Class multipurpose vessels with retractable tweendecks. During 2011, three of those vessels, the Omaha Belle, Comanche Maiden and the Maya Princess were delivered in January, February and May, respectively.

Each of these vessels has box-shaped holds, open hatches and fully retractable hydraulic tweendecks and is geared with 35-and 40-ton cranes combinable up to 80 tons. Each of these vessels also has a modern fuel-efficient engine enabling the vessel to operate effectively at 15 knots.

With the delivery of these vessels, TBS’ current fleet expanded to 52 vessels with an aggregate of 1.6 million dwt tons, consisting of 30 tweendeckers and 22 handysize/handymax bulk carriers.

While TBS remains committed to expanding its fleet, pending a significant change in global economic conditions, the Company has temporarily suspended any further acquisitions of secondhand vessels.

TBS 2011 Drydock Program and Vessel Upgrade Program:
For 2011, TBS’ plan is to drydock 17 vessels, including one vessel that entered into drydocking during the fourth quarter of 2010, for approximately 573 drydocking days with a steel renewal of about 1,522 metric tons at a total cost of approximately $18.1 million.

Our anticipated 2011 drydocking schedule is as follows:
•
During the first quarter 2011, one vessel that entered into drydock during the fourth quarter of 2010 continued its drydock for 89 days into the first quarter of 2011, and four additional vessels entered into drydock for 98 days. These vessels required about 328 metric tons of steel.

•
During the second quarter 2011, two vessels that entered into drydock during the first quarter of 2011 continued its drydock for 38 days into the second quarter of 2011, and three additional vessels entered into drydock for 45 days. These vessels required about 169 metric tons of steel.

•	In the third quarter 2011, TBS plans to drydock six vessels, including two vessels that entered into drydock in the second quarter, for about 175 days requiring about 555 metric tons of steel
•	In the fourth quarter 2011, TBS plans to drydock five vessels, requiring about 470 metric tons of steel and about 128 drydock days.

Conference call and webcast:
Tomorrow, August 9, 2011 at 8:30 a.m. EDT, the Company’s management will host a conference call to discuss the results.

Conference call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-888-680-0894 (from the US) or 1-617-213-4860 (International Dial In). Participant Passcode: 66535312. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PQKDM4DDP. Pre-registrants will be issued a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Webcast
There will also be a live – and then archived – slides and audio webcast of the conference call on the company's website www.tbsship.com, which can be accessed by clicking on the webcast link. As soon as practicable, the webcast and the corresponding slides will be archived and will also be accessible on our website.

Replay
A telephonic replay of the conference call will be available from 11:30 a.m. EDT on Tuesday, August 9, 2011 until Tuesday, August 16, 2011 by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (International Dial In). Access Code: 22115377. A replay of the webcast will be available soon after the completion of the call.

Consolidated Statements of Operations
(In thousands, except per share data and outstanding shares)

	Three Months Ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenue
Voyage revenue	$75,857	$70,640	$145,315	$144,998
Time charter revenue	20,624	37,658	39,795	60,561
Logistics Revenue (1)	344	2,931	558	5,583
Other revenue	309	11	1,293	167
Total Revenue	97,134	111,240	186,961	211,309

Operating expenses
Voyage	42,609	37,268	81,076	72,048
Logistics (1)	203	1,748	196	3,625
Vessel	31,447	31,668	63,131	59,439
Depreciation and amortization of vessels
and other fixed assets	20,153	25,733	39,436	51,230
General and administrative	10,367	14,030	20,083	26,403
Net loss on vessel held for sale		5,154		5,154

Total Operating expenses	104,779	115,601	203,922	217,899

Loss from operations	(7,645)	(4,361)	(16,961)	(6,590)

Other (expenses) and income
Interest expense, net	(7,697)	(6,172)	(15,319)	(11,568)
Loss on extinguishment of debt (2)			(1,103)	(200)
Other income expense	188	42	265	24

Total other expenses	(7,509)	(6,130)	(16,157)	(11,744)

Net loss	(15,154)	(10,491)	(33,118)	(18,334)

Less: Net loss attributable to
noncontrolling interest (3)	(713)	(814)	(2,010)	(814)

Net loss attributable to TBS International plc	$(14,441)	$(9,677)	$(31,108)	$(17,520)

Net loss per ordinary share:
Basic and Diluted	$(0.48)	$(0.32)	$(1.02)	$(0.59)
Weighted average ordinary shares outstanding
Basic and Diluted	30,451,341	29,973,420	30,433,962	29,930,634

Operating Data for the Three and Six Months Ended June 30, 2011 and 2010
	Three Months Ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Other Operating Data:
Controlled vessels (at end of period) (4)	52	49	52	49
Chartered vessels (at end of period) (5)	4	4	4	4
Freight voyage days (6)	2,890	2,556	5,649	5,360
Vessel days (7)	5,069	4,659	9,906	8,984
Revenue tons carried for all cargoes (8)	3,048	2,374	5,884	5,048
Freight rates for all cargoes (9)	$24.89	$29.76	$24.7	$28.72
Revenue tons carried other than aggregate cargoes (8) (10)	1,311	1,098	2,500	2,337
Freight rates for other than aggregate cargoes (9) (10)	$48.88	$56.46	$49.3	$54.54
Time Charter days	1,691	1,838	3,181	3,175
Daily charter hire rates	$12,196	$20,489	$12,510	$19,074
TCE per day-Freight Voyages (11)	$11,156	$14,463	$11,155	$14,491
TCE per day-Time Charter-Out (12)	$11,721	$18,532	$11,875	$17,587

(1)	TBS Logistics represents revenue and related costs for cargo and transportation management services.

(2)
The loss on extinguishment of debt in 2011 and 2010 represents the write-off of unamortized deferred finance costs for the Bank of America Revolving Credit Facility in connection with the January 2011 restructuring and March 2010 loan amendments and waivers to our credit facilities.

(3)	Represents a 30% non controlling interest held by Log-In Logistica Intermodal S.A.

(4)	Controlled vessels are vessels that are owned or chartered-in with an option to purchase. As of June 30, 2011, two vessels in the controlled fleet were chartered-in with an option to purchase.

(5)
Represents vessels that were both chartered-in under short-term charters (less than one year at the start of the charter) and chartered in under long-term charters without an option to purchase. Charter vessel includes three Brazilian flagged vessels chartered-in under a bareboat charter through our joint venture Log.Star Navegacao S.A.

(6)	Represents the number of days controlled and time-chartered vessels were operated by the Company performing freight voyages. Freight voyage days exclude both off-hire days and time chartered out days.

(7)
Represents the number of days that we operated our controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days the vessel is operated, excluding off-hire days.

(8)	In thousands.

(9)
Freight rates are a measurement on which shipments are freighted. Cargoes are rated as weight (based on metric tons) or measure (based on cubic meters), whichever produces the higher revenue will be considered the revenue ton.

(10)
Aggregates represent high-volume, low-freighted cargo, which can overstate the amount of tons that are carried on a regular basis and accordingly reduces the revenue per ton. TBS believes that the exclusion of aggregates better reflects their cargo shipping and revenue per ton data for their principal services.

(11)
Daily Time Charter Equivalent or "TCE" rates are defined as voyage revenue less voyage expenses during the period divided by the number of available freight voyage days during the period. Voyage expenses include: fuel, port call, commissions, stevedore and other cargo related and miscellaneous voyage expenses. No deduction is made for vessel or general and administrative expenses. TCE includes the full amount of any probable losses on voyages at the time such losses can be estimated. TCE is a standard industry metric for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

(12)
Daily Time Charter Equivalent or "TCE" rates for vessels that are time chartered-out are defined as time charter revenue during the period reduced principally by commissions and certain voyage costs (for which we are responsible under some time charters) divided by the number of available time charter days during the period.  Voyage costs incurred under some time charters were $0.1 million and $1.8 million and $0.4 million and $1.8 million for the three and six months ended June 30, 2011 and 2010, respectively. Voyage costs in 2010 relate to port costs incurred in connection with the time charter out of vessels in the Brazilian coastal trade.   No deduction is made for vessel or general and administrative expenses.  Commission for vessels that were time chartered out for the three and six months ended June 30, 2011 and 2010 were $0.7 million and $1.6 million and $1.6 million and $2.7 million, respectively.

Balance Sheet Data
Please find below TBS’ selected balance sheet data:

	June 30,	December 31,
	2011	2010

Balance Sheet Data (In thousands):
Cash and cash equivalents	$13,053	$18,976
Restricted cash		6,737
Working capital (deficit)	(317,816)	(299,616)
Total assets	662,841	686,321
Total debt	336,385	332,259
Total shareholders' equity	268,438	296,874

Non-GAAP Reconciliations
We use EBITDA as a liquidity measure. The following schedule reconciles EBITDA and Adjusted EBITDA to Net Cash Provided by Operating Activities for the three and six months ended June 30, 2011 and 2010 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net loss	$(15,154)	$(10,491)	$(33,118)	$(18,334)
Net loss attributable to noncontrolling interest	713	814	2,010	814
Interest expense and extinguishment losses	7,697	6,176	16,422	11,768
Depreciation and amortization	20,153	25,733	39,436	51,230
EBITDA	13,409	22,232	24,750	45,478
Stock based compensation	605	1,859	1,496	4,498
Loss on vessel held for sale		5,154		5,154
Adjusted EBITDA	14,014	29,245	26,246	55,130
Net changes in operating assets and liabilities	(3,024)	9,151	147	1,144
Drydocking expenses	(3,719)	(3,657)	(6,553)	(6,120)
Net interest expense, exclusive of amortization, financing costs, non cash changes in value of swap contracts and non cash interest

	(5,918)	(4,566)	(12,346)	(9,188)
Income from nonconsolidated joint ventures		(56)		(56)
Net loss attributable to noncontrolling interest	(713)	(814)	(2,010)	(814)
Net Cash Provided by Operating Activities	$640	$29,303	$5,484	$40,096

Cash Used for Investing Activities	$(9,739)	$(22,995)	$(22,692)	$(34,580)

Cash Provided by (Used for) Financing Activities	$3,765	$(13,946)	$11,201	$(26,364)

Forward-Looking Statements "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward-looking statements contained in this press release are the following:

•	the effects of continuing declines in industry conditions that have required the Company to restructure its outstanding indebtedness;
•	the Company's ability to manage and repay its substantial indebtedness;
•	the Company's ability to maintain financial ratios and comply with the financial covenants in its credit facilities; the Company's ability to continue to operate as a going concern;
•	the Company's ability to effectively operate its business and manage its growth while complying with operating covenants in its credit facilities;
•	the Company's ability to generate the significant amounts of cash necessary to service its debt obligations;
•	very high volatility in the Company's revenues and costs, including volatility caused by increasing oil prices;
•	excess supplies of dry bulk vessels in all classes and resulting heavy pressure on freight rates;
•	adverse weather conditions that may significantly decrease the volume of many dry bulk cargoes;
•	the stability and continued growth of the Asian and Latin American economies and rising inflation in China;
•	the Company's vessels exceeding their economic useful life and the risks associated with operating older vessels;
•	the Company's ability to grow its vessel fleet and effectively manage its growth;
•	impairments of the Company's long lived assets;
•	compliance with environmental laws and regulations and the implementation of new environmental laws and regulations; and
•	other factors that are described in the "Risk Factors" sections of the Company's reports filed with the Securities and Exchange Commission.

About TBS International plc
TBS is a fully-integrated transportation service company that provides worldwide shipping solutions to a diverse client base of industrial shippers. Through the TBS Five Star Service consisting of ocean transportation, operations, logistics, port services, and strategic planning, TBS offers total project coordination and door-to-door supply chain management. The TBS shipping network operates liner, parcel and dry bulk services, supported by a fleet of multipurpose tweendeckers and handysize and handymax bulk carriers, including specialized heavy-lift vessels and newbuild tonnage. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East. Visit our website at www.tbsship.com

For more information, please contact:
     Company Contact:
     Ferdinand V. Lepere
     Senior Executive Vice President and Chief Financial Officer
     TBS International plc
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: tbs@capitallink.com